Exhibit 99.1
SONIC AUTOMOTIVE, INC. – EARNINGS UPDATE

CHARLOTTE, N.C. – February 15, 2019 – Sonic Automotive, Inc. (NYSE: SAH), one of the nation’s largest automotive retailers, today provided an update on expected results from operations for the fourth quarter and full year ended December 31, 2018.

Sonic expects to report GAAP earnings per share from continuing operations for the fourth quarter of fiscal 2018 ranging between $0.49 and $0.53 and adjusted earnings per share from continuing operations for the fourth quarter of fiscal 2018 ranging between $0.74 and $0.78. Accordingly, Sonic expects fiscal 2018 GAAP earnings per share from continuing operations to be between $1.20 and $1.24 and fiscal 2018 adjusted earnings per share from continuing operations to be between $1.77 and $1.81. Adjusted earnings per share from continuing operations is a non-GAAP financial measure. The attached financial table reconciles this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Results for the fourth quarter of 2018 fell short of management’s expectations in large part due to incentives and performance of its two largest brands, BMW and Honda, which represent approximately 40% of the Company’s store level volume and profitability. In particular, we did not experience the fourth quarter increase in profitability from our BMW stores that we have historically experienced and our volume expectations for both brands were also not achieved. Despite the overall market declining for these brands, our BMW and Honda stores collectively maintained their unit share of the local markets in which the stores operate. We are confident that these brands, which have performed well in years past, will return to higher levels of performance in the future, but did not anticipate the declines experienced in the fourth quarter of 2018. Further details will be provided during the Company’s fourth quarter conference call on February 20, 2019.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com. More information about EchoPark Automotive can be found at www.echopark.com.

Forward-Looking Statements

Included herein are forward-looking statements, including statements with respect to our 2018 earnings expectations. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including, without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, the success of our operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other periodic reports and information filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the SEC.

Non-GAAP Financial Measures

This press release and the attached financial table contain certain non-GAAP financial measures as defined under SEC rules, such as adjusted earnings per share from continuing operations, which exclude certain items disclosed in the attached financial table. As required by SEC rules, the Company provides

Exhibit 99.1
reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure, provide a meaningful presentation of the Company’s results from its core business operations excluding the impact of items not related to the Company’s ongoing core business operations and improve the period-to-period comparability of the Company’s results from its core business operations.

Contact:	Heath Byrd, Executive Vice President and Chief Financial Officer (704) 566-2400
C.G. Saffer, Vice President and Chief Accounting Officer (704) 566-2439

Reconciliation of Non-GAAP Measures	Three Months Ended December 31, 2018		Year Ended December 31, 2018

	From	To	From	To
Expected GAAP Earnings Per Share from Continuing Operations	$0.49	$0.53	$1.20	$1.24

Adjustments:
Gain on disposal of franchises	—	—	(0.66)	(0.66)
Impairment charges	0.26	0.26	0.50	0.50
Storm damage	—	—	0.07	0.07
Legal accruals and settlements	—	—	0.03	0.03
Long-term compensation-related charges	—	—	0.55	0.55
Executive transition costs	—	—	0.03	0.03
Lease related adjustments	(0.01)	(0.01)	0.02	0.02
Non-recurring tax items	—	—	0.03	0.03

Expected Adjusted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.74	$0.78	$1.77	$1.81